Exhibit 3.2

AMERCIAN EDUCATION CENTER INC.

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

American Education Center Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by action of the Board of Directors of the Corporation (the “Board”) on November 6, 2018 in accordance with the provisions of its Articles of Incorporation (as may be amended from time to time, the “Articles of Incorporation”) and Bylaws and section 78.390 of the Nevada Revised Statutes (as amended, the “Nevada Revised Statues”).

WHEREAS, the Corporation is authorized pursuant to its Articles of Incorporation to issue up to 20,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series;

WHEREAS, on November 6, 2018, the Corporation was authorized by the Board and the holders of a majority of the shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”) issued and outstanding and the shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) issued and outstanding, voting together as a single class, to increase the number of shares of the authorized Common Stock from 180,000,000 to 450,000,000 and the number of shares of the authorized Preferred Stock from 20,000,000 to 50,000,000;

WHEREAS, the Articles of Incorporation expressly authorize the Board, to provide the classes, series, and number of each class or series of stock as provided in Nevada Revised Statutes (“NRS”) 78.195, 78.1955, and 78.196, as well as prescribe the voting powers, if any, designations, powers, preferences, and the relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, of any unissued class or series of Preferred Stock, to fix the number of shares constituting such class or series, and to increase or decrease the number of shares of any such class or series, but not below the number of shares thereof then outstanding; and

WHEREAS, it is the desire of the Board to designate a new series of Preferred Stock and fix the number of shares to be included in such new series and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designation. The Corporation shall be authorized to issue a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares of which so designated are 25,000,000, with original issue price of $0.1 per share, and will not be subject to increase without any consent of the holders of the Series B Preferred Stock that may be required by applicable law. The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein.

2. Defined Terms.

2.1   Capitalized terms used herein, but not defined herein, shall have the meaning given to such terms in the Exchange Agreement (as defined hereinafter).

2.2   For purposes hereof, the following terms shall have the following meanings:

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 6.1.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 6.

“Date of Issuance” means, for any share of Series B Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Deemed Liquidation Event” has the meaning set forth in Section 4.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in Section 4.1.

“Junior Stock” shall mean all classes of common stock of the Corporation and each other class of capital stock or series of preferred stock established after the Date of Issuance, by the Board, the terms of which expressly provide that such class or series ranks junior to the Series B Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, dissolution or winding-up of the Corporation in all respects.

“Liquidated Damages” has the meaning set forth in Section 6.2.

“Liquidation” has the meaning set forth in Section 4.1(a).

“Liquidation Value” means, with respect to any share of Series B Preferred Stock on any given date, $1 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or similar transaction with respect to the Series B Preferred Stock).

“Optional Conversion” has the meaning set forth in Section 6.1.

“Options” means any options to subscribe for or purchase Common Stock or Convertible Securities.

“Parity Stock” shall mean any other class of capital stock or series of preferred stock established after the Date of Issuance by the Board, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, dissolution or winding-up of the Corporation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Purchasers” has the meaning set forth in Section 4.1.

“Registrable Securities” means Common Stock, Series A Preferred Stock, Series B Preferred Stock or other securities issuable at any time while any shares of Series B Preferred Stock are outstanding, that have not been (i) sold to a broker, dealer or underwriter in a public distribution or public securities transaction or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to Rule 144 thereunder.

“SEC” means the United States Securities Exchange Commission.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Date of Issuance by the Board, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, dissolution or winding-up of the Corporation.

“Series A Preferred Stock” means Series A Convertible Preferred Stock of the Corporation.

“Series B Preferred Stock” has the meaning set forth in Section 1.

3. Rank. The Series B Preferred Stock will rank (i) pari passu with Common Stock and Series A Preferred Stock, and (ii) senior to Common Stock but junior to Series A Preferred Stock with respect to rights upon a Liquidation. All shares of Series B Preferred Stock will, with respect to dividend rights, redemption rights and rights upon Liquidation, dissolution or winding-up of the Corporation, rank (i) senior to all Junior Stock including but not limited to Common Stock, (ii) on parity with all other Parity Stock, and (iii) junior to all Senior Stock including but not limited to Series A Preferred Stock.

4. Liquidation.

4.1       Liquidation; Deemed Liquidation Event

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation Event, a “Liquidation”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock but after any payment shall be made to the holders of Series A Preferred Stock, by reason of their ownership thereof, an amount equal to the Liquidation Value of all shares of Series B Preferred Stock held by such holder, plus any dividends accrued but unpaid on all such shares of Series B Preferred Stock. Following the distribution in full of the Liquidation Value to each outstanding share of Series B Preferred Stock, the remaining assets of the Corporation shall be distributed pro rata to the holders of Common Stock.

(b) Deemed Liquidation. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the Series B Preferred Stock elect otherwise by written notice sent to the Corporation (which election may be made or not made in their sole and absolute discretion) at least five days prior to the effective date of any such event:

(i)	A merger or consolidation in which the Corporation is a constituent party, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii)	The acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 51% of the voting power of the surviving or acquiring entity substantially in the same proportion as their ownership of the Corporation; or

(iii)	The sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Corporation.

Upon the consummation of any such Deemed Liquidation Event, the holders of the Series B Preferred Stock shall, in consideration for cancellation of their shares of Series B Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 4 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series B Preferred Stock under Section 4.1(a) hereof. Notwithstanding anything to the contrary in this Section 4.1, the transactions contemplated by that certain Exchange Agreement, dated October [ ], 2018 (the “Exchange Agreement”), between the Corporation and the holder identified therein (the “Holder”) shall not be a Deemed Liquidation Event.

4.2        Insufficient Assets. If upon any Liquidation (or Deemed Liquidation Event) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 4.1, then such assets will be distributed among the holders of the shares of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

4.3        Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board; provided, however, that any shares of capital stock shall be valued based on:

(a) if traded on a securities exchange registered with the SEC or traded on a market that requires that participating companies be current in their reporting under the Exchange Act, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or market, as the case may be, over the 30 day period ending three days prior to the closing of such transaction;

(b) if actively traded in any other market (which shall mean greater than $50,000 in dollar volume traded per day, determined by multiplying the number of shares traded per day by the daily volume weighted average price as reported by Bloomberg L.P.), the value shall be deemed to be the average of the closing bid prices over the 30 day calendar period ending three days prior to the closing of such transaction; or

(c) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

4.4        Notice.

(a) Notice Requirement. In the event of any Liquidation (or Deemed Liquidation Event), the Corporation shall, within 10 days of the date the Board approves such action, or no later than 20 days of any stockholders' meeting called to approve such action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including (i) a description of the stock, cash and property to be received by the holders of shares of Series B Preferred Stock upon consummation of the proposed action, (ii) the anticipated closing date of such proposed action and (iii) a copy of each definitive agreement related to such proposed action. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B Preferred Stock of such material change.

5. Voting.

5.1        Voting Generally. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to vote (i) with holders of outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), and (ii) with respect to any non-waivable provisions of governing law or by the provisions of Section 4.1(b) above that require a separate vote of the holders of the Series B Preferred Stock, with holders of the Series B Preferred Stock, voting together as a separate and single class, with respect to any and all matters presented to the holders of the Series B Preferred Stock for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each share of Series B Preferred Stock shall be entitled to 20 votes per share. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

5.2        Other Special Voting Rights. Except as required by non-waivable provisions of governing law (with any provisions subject to waiver being waived hereby) or as set forth herein, the holders of shares of Series B Preferred Stock will have no other special voting rights.

6. Conversion.

6.1        Optional Conversion. Subject to the provisions of this Section 6, each share of Series B Preferred Stock shall, upon Board’s approval and without the payment of additional consideration by the holder thereof, be convertible into one fully paid and non-assessable share of Common Stock, following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder’s intention to convert the shares of Series B Preferred Stock, together with the holder’s stock certificate or certificates evidencing the Series B Preferred Stock to be converted. The conversion price shall be $1 (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in Section 6.3 below.

6.2        No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to Section 6.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to Section 6.1. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6.3        Adjustment to Conversion Price and Number of Conversion Shares. The Conversion Price and the number of Conversion Shares issuable on conversion of the shares of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 6.3.

(a) Adjustment for Reorganization, Reclassification, Consolidation or Merger. Subject to the provisions of Section 4.1(b), if there shall occur any reorganization, reclassification, consolidation or merger involving the Corporation in which Common Stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(b) Notices. In the event:

(i)	that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)	of any capital reorganization of the Corporation, any reclassification of Common Stock, any Liquidation (including a Deemed Liquidation Event) or any other consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (a) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (b) the effective date on which such Liquidation (including a Deemed Liquidation Event), reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

6.4        Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole number of shares in order to bring the number of shares held by such holder up to the next whole number of shares of Common Stock.

7. Protective Provision. So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least 75% of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, amend, alter or repeal any provision of this Certificate of Designation of the Corporation, as amended in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock in any respect.

8. Miscellaneous

8.1        Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

8.2        Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that any authorized office of the Corporation be and hereby is authorized and directed to prepare and file this Certificate of Designation with the Nevada Secretary of State in accordance with the forgoing resolution and the applicable provisions of law.

/s/ Max P. Chen

Max P. Chen

Chairman of the Board, and Chief Executive Officer